As Filed with the U.S. Securities and Exchange Commission on April 10, 2026

Registration No. 333-293348

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT NO. 333-293348
UNDER THE SECURITIES ACT OF 1933

_________________________

BRC Group Holdings, Inc.
(Exact name of registrant as specified in its charter)

_________________________

Delaware	7389	27-0223495
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

11100 Santa Monica Blvd, Suite 800
Los Angeles, California 90025
(818) 884-3737
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_________________________

Bryant Riley
Co-Chief Executive Officer
BRC Group Holdings, Inc.
11100 Santa Monica Blvd, Suite 800
Los Angeles, California 90025
(310) 966-1444
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_________________________

Copies to:

Alan N. Forman, Esq. Executive Vice President & General Counsel BRC Group Holdings, Inc. 299 Park Avenue, 21st Floor New York, NY 10171 (212) 409-2420	Sara L. Terheggen, Esq. The NBD Group, Inc. 350 N. Glendale Avenue, Ste B522 Glendale, CA 91206 (310) 890-0110

_________________________

Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On February 10, 2026, BRC Group Holdings, Inc. (the “Company”) filed a Registration Statement on Form S-1 (Registration No. 333-293348), which was subsequently declared effective by the Securities and Exchange Commission (“SEC”) on February 12, 2026 (the “Registration Statement”). This Post-Effective Amendment No. 1 (this “Post-Effective Amendment No. 1”) to the Registration Statement is being filed (i) to serve as a Section 10(a)(3) update to the Registration Statement and to make certain other updates to the prospectus that forms a part of this Post-Effective Amendment No. 1, (ii) to add an incorporation by reference section and (iii) given our status as a smaller reporting company, to add an undertaking that provides us with the ability to incorporate by reference all documents we subsequently file with the SEC. The Registration Statement relates to the resale, from time to time, of up to 2,745,979 shares of common stock of the Company being offered by the selling securityholders identified therein.

No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this PRELIMINARY prospectus Is not complete and may be changed. THE SELLING SECURITYHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED APRIL 10, 2026

PRELIMINARY PROSPECTUS

BRC Group Holdings, Inc.

2,745,979 Shares of Common Stock Issuable Upon Exercise of Outstanding Warrants

This prospectus relates to the resale from time to time, by the selling securityholders identified in this prospectus under the caption “Selling Securityholders,” of up to 2,745,979 shares of our common stock, $0.0001 par value per share (the “Common Stock”), they may acquire upon the exercise of outstanding warrants, which we refer to collectively as the “Warrants.” We issued the Warrants to the selling securityholders as follows:

•        warrants to purchase approximately 1,832,287 shares of Common Stock with an initial exercise price of $5.14, subject to adjustment, issued in connection with the Company’s Credit Agreement, dated as of February 26, 2025 by and between the Company, BR Financial Holdings, LLC, the lenders party thereto and Oaktree Fund Administration, LLC, as administrative agent and as collateral agent (the “Credit Agreement Warrants”); and

•        warrants to purchase approximately 913,692 shares of Common Stock with an exercise price of $10.00 issued in connection with four private exchange transactions (the “Notes Warrants”).

The selling securityholders may, from time to time, sell, transfer or otherwise dispose of any or all of their Common Stock or interests in their Common Stock on any stock exchange, market or trading facility on which the Common Stock is traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” in this prospectus for more information. We will not receive any proceeds from the resale or other disposition of the Common Stock by the selling securityholders. However, we will receive the proceeds of any cash exercise of the Warrants. See “Use of Proceeds” beginning on page 5 and “Plan of Distribution” beginning on page 11 of this prospectus for more information.

Our Common Stock is currently traded on the NASDAQ Global Market (“NASDAQ”) under the symbol “RILY”. On April 9, 2026, the last reported sales price of our Common Stock as quoted on NASDAQ was $7.52 per share.

We are a “smaller reporting company” under the federal securities laws and will be subject to reduced disclosure and public reporting requirements.

You should read this prospectus, together with additional information described under the heading “Where You Can Find More Information” carefully before you invest in any of our securities.

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2026.

No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us or the selling securityholders. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

For investors outside the United States:    We have not and the selling securityholders have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves, and observe any restrictions relating to, the offering of the shares of our Common Stock and the distribution of this prospectus outside the United States.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form S-1 that we filed with the Securities and Exchange Commission (“SEC”) using the “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time, sell the shares offered by it and registered hereunder described in this prospectus. We will not receive any proceeds from the sale by the selling stockholders of such shares.

You should rely only on information contained in this prospectus filed with the SEC. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus is correct after the date of this prospectus.

Neither we nor the selling stockholder has authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling stockholder takes responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling stockholder will make an offer to sell the shares registered hereby in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful or in any state or other jurisdiction where the offer is not permitted. The information contained in this prospectus is accurate only as of its date regardless of the time of delivery of this prospectus or of any sale of Common Stock.

For investors outside of the United States: Neither we nor the registered stockholder has done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of common stock and the distribution of this prospectus outside of the United States.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “BRC,” “we,” “us,” “our” and similar terms refer to BRC Group Holdings, Inc. and its consolidated subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” These statements are based on the beliefs and assumptions of the Company. Generally, forward-looking statements include information concerning possible or assumed future actions, events or results of operation of the Company. Words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “continues,” “believes,” “may,” “will,” “goals” or variations of such words and similar expressions are intended to identify our forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements, beliefs and expectations regarding the offering described in this prospectus, or the exchange offer, and our business strategies, market potential, future financial performance, dividends, costs to be incurred in connection with the exchange offer, results of pending legal matters, our goodwill and other intangible assets, price volatility and cost environment, our liquidity, our funding sources, expected pension contributions, capital expenditures and funding, our financial covenants, repayments of debt, off-balance sheet arrangements and contractual obligations, our accounting policies, general views about future operating results and other events or developments that we expect or anticipate will occur in the future. These forward-looking statements are subject to a number of important factors, including those factors discussed in detail under “Risk Factors” in this prospectus, that could cause our actual results to differ materially from those indicated in any such forward-looking statements. These factors include, but are not limited to:

•        volatility in our revenues and results of operations;

•        events and developments related to our prior investment in VCM Holdings, LLC (“Freedom VCM”) and our prior business relationship with Brian Kahn and related to the SEC subpoenas the Company and Bryant Riley has received;

•        exposure to legal liability that can lead to substantial damages;

•        losses as a result of ineffective risk management processes and strategies;

•        our ability to meet future capital requirements, enhance our services, take advantage of business opportunities and respond to competitive pressures;

•        the level of our indebtedness;

•        losses if our reputation is harmed;

•        failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act;

•        failure to enter new lines of business, make strategic investments or acquisitions or enter into joint ventures;

•        short-term nature of our engagements;

•        net capital and regulatory capital requirements;

•        making investments in relatively high-risk, illiquid assets;

•        exposure to credit risk from a variety of our activities, including loans, lines of credit, guarantees and backstop commitments;

•        write downs of our investments and other losses related to the valuation of our investments and volatile and illiquid market conditions;

•        loss of key personnel;

•        significant disruptions of information technology systems, breaches of data security or unauthorized disclosures of sensitive data or personally identifiable information;

•        our inability to pay dividends with respect to shares of our preferred stock and common stock;

•        the unsecured and subordinated nature of our publicly traded senior notes;

•        limited protection for holders of our publicly traded senior notes;

•        ability to issue additional equity and notes; and

•        changes in trade policy and regulations.

Because forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Undue reliance should not be placed on such statements, which speak only as of the date of this prospectus or the date of any document that may be incorporated by reference into this document.

Consequently, readers of this prospectus should consider these forward-looking statements only as the Company’s current plans, estimates and beliefs. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to such forward-looking statements that may be made to reflect future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this prospectus, except as required by applicable law or regulation.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering, and selected information contained in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our Common Stock. For a more complete understanding of the Company and this offering, we encourage you to read and consider the more detailed information in this prospectus, including “Risk Factors” and the financial statements and related notes. Unless the context requires otherwise, references to “Company,” “we,” “us” or “our” refer to BRC Group Holdings, Inc., a Delaware corporation and its subsidiaries.

Business Overview

BRC Group Holdings, Inc. (Nasdaq: RILY) (the “Company” or “BRCGH”), which changed its name from B. Riley Financial, Inc. effective January 1, 2026, is a diversified holding company offering a platform of businesses, including financial services (with complementary banking and wealth management businesses), telecom, retail, and investments in equity, debt and venture capital. We refer to BRCGH as having a “platform” because of the unique composition of our financial services businesses and diversification of its operations. Our core financial services platform provides small cap and middle market companies customized end-to-end solutions at every stage of the enterprise life cycle. Our complementary banking business offers comprehensive services in capital markets, sales, trading, research, merchant banking, M&A, and restructuring. Our complementary wealth management business offers wealth management and financial planning services including brokerage, investment management, insurance, and tax preparation. Our telecom businesses provide consumer and business services including traditional, mobile and cloud phone, internet and data, security, and email. Our consumer products and retail companies provide mobile computing accessories and home furnishings. BRCGH, through its investment business, deploys its capital inside and outside its core financial services business to generate shareholder value through opportunistic investments.

The Company opportunistically invests in and acquires companies or assets with attractive risk-adjusted return, with a focus on making operational improvements within these companies in an effort to maximize free cash flow.

In addition to efforts to grow BRC’s businesses, starting in 2024 and continuing through 2025, we have been focused on reducing indebtedness, including through operating cash flow, normal course realization of investments, the net proceeds from a number of strategic asset dispositions or other monetization transactions as described below under “Disposition and Monetization Transactions.” The Company has reduced its total outstanding indebtedness from $1.8 billion at December 31, 2024 to $1.4 billion at December 31, 2025. The Company anticipates that reduction of indebtedness, including potentially through additional asset disposition or monetization transactions, will remain a key priority for the foreseeable future.

BRC was founded in 1997 by our Co-Chief Executive Officers Bryant Riley and Tom Kelleher, incorporated in Delaware in 2009, and became publicly listed through its strategic combination with Great American Group, Inc. in 2014. The Company has more than 1,552 affiliated professionals, including employees and independent contractors. We are headquartered in Los Angeles, California and maintain offices throughout the U.S., including in New York, New Jersey, Chicago, Metro District of Columbia, Boston, Dallas, Memphis, Miami, San Francisco, Boca Raton, and Palm Beach Gardens, as well as an office located in India.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of any fiscal year for so long as either (1) the market value of our shares of common stock held by non-affiliates does not equal or exceed $250.0 million as of the prior June 30th, or (2) our annual revenues did not equal or exceed $100.0 million during such completed fiscal year and the market value of our shares of common stock held by non-affiliates did not equal or exceed $700.0 million as of the prior June 30th. To the extent we take advantage of any reduced disclosure obligations, it may make comparison of our financial statements with other public companies difficult or impossible.

Corporate Information

We are a Delaware corporation. Our executive offices are located at 11100 Santa Monica Blvd., Suite 800, Los Angeles, California, 90025, and the telephone number at our principal executive office is (310) 966-1444. Our website address is http://www.brcgh.com. We have not incorporated by reference into this prospectus supplement and accompanying prospectus the information on our website, and you should not consider it to be a part of this document.

THE OFFERING

Common Stock offered by the Selling Securityholders	Up to 2,745,979 shares of Common Stock issuable upon exercise of the Warrants.
Common Stock Outstanding After the Offering(1)	37,544,345 shares of Common Stock, assuming the exercise in full of the Warrants.
Use of Proceeds

We will not receive any proceeds from the shares of Common Stock offered by the selling securityholders under this prospectus. However, we will receive the proceeds of any cash exercise of the Warrants. We intend to use the net proceeds from any cash exercise of the Warrants for working capital and general corporate purposes. See “Use of Proceeds.”

Risk Factors

Investing in our Common Stock involves substantial risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained herein on page 5.

Nasdaq Global Market	“RILY”
Transfer Agent	Continental Stock Transfer & Trust Company

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(1)      The number of shares of Common Stock to be outstanding upon completion of this offering is based on 34,798,366 shares of our Common Stock outstanding as of March 26, 2026 and excludes, as of that date, the following:

•        2,952,816 shares of common stock available for future grants under the Company’s 2021 Plan and 236,949 shares remaining available for issuance under our ESPP;

•        259,811 shares of common stock issuable upon the vesting and settlement of restricted stock units; and

•        300,000 shares of common stock issuable upon exercise of outstanding options.

Risk Factor Summary

The following summarizes the principal factors that make an investment in the Company speculative or risky, all of which are more fully described in the Risk Factors section below. This summary should be read in conjunction with the Risk Factors section and should not be relied upon as an exhaustive summary of the material risks facing our business. The occurrence of any of these risks could harm our business, financial condition, results of operations and/or growth prospects or cause our actual results to differ materially from those contained in forward-looking statements we have made in this prospectus and those we may make from time to time. You should consider all the risk factors described in our public filings when evaluating our business.

Some of the factors that could materially and adversely affect our business, financial condition, results of operations and cash flows include, but are not limited to, the following:

•        Our revenues and results of operations are volatile and difficult to predict and have been impacted by recent divestiture transactions.

•        Recent events and developments related to our investment in Freedom VCM and our prior business relationship with Brian Kahn and related to the SEC subpoenas we received have had and may continue to have adverse effects on our business, results of operations, reputation, and stock price.

•        Our exposure to legal liability is significant and could lead to substantial damages.

•        We may incur losses as a result of ineffective risk management processes and strategies.

•        If we cannot meet our future capital requirements, we may be unable to develop and enhance our services, take advantage of business opportunities and respond to competitive pressures.

•        Our level of indebtedness, and restrictions under such indebtedness, could adversely affect our operations and liquidity.

•        We may suffer losses if our reputation is harmed.

•        Our failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our financial condition, results of operations and business and the price of our common stock and other securities.

•        We may enter into new lines of business, make strategic investments or acquisitions or enter into joint ventures, each of which may result in additional risks and uncertainties for our business.

•        Our corporate finance and strategic advisory engagements are singular in nature and do not generally provide for subsequent engagements.

•        We are subject to net capital and other regulatory capital requirements; failure to comply with these rules would significantly harm our business.

•        We have made and may make investments in relatively high-risk, illiquid assets that often have significantly leveraged capital structures, and we may fail to realize any profits from these activities for a considerable period of time or lose some or all of the principal amount we invest in these activities.

•        We are exposed to credit risk from a variety of our activities, including loans, lines of credit, guarantees and backstop commitments, and we may not be able to fully realize the value of the collateral securing certain of our loans.

•        We have had and may experience write downs of our investments and other losses related to the valuation of our investments and volatile and illiquid market conditions.

•        If we are unable to attract and retain qualified personnel, we may not be able to compete successfully in our industry.

•        Significant disruptions of information technology systems, breaches of data security, or unauthorized disclosures of sensitive data or personally identifiable information could adversely affect our business, and could subject us to liability or reputational damage.

•        We did not pay dividends with respect to shares of our preferred stock and common stock and may not pay dividends regularly or at all in the future.

•        Our publicly traded senior notes are unsecured and therefore are effectively subordinated to any secured indebtedness that we currently have or that we may incur in the future.

•        The indenture under which our senior notes were issued contains limited protection for holders of our publicly traded senior notes.

•        We have and may continue to issue additional notes.

•        The rating for the 5.00% 2026 Notes, 5.25% 2028 Notes, 6.50% 2026 Notes, or 6.00% 2028 Notes provided at the time of the original issuance could, at any time, be revised downward or withdrawn entirely at the discretion of the issuing rating agency.

•        Changes in trade policy and regulations in the United States and other countries, including changes in trade agreements and the imposition of tariffs, retaliatory measures and the resulting consequences, may have adverse impacts on our business, results of operations, and financial condition.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, as revised or supplemented by our Quarterly Reports on Form 10-Q filed with the SEC since the filing of our most recent Annual Report on Form 10-K, all of which are incorporated by reference into this prospectus. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could suffer materially. In such event, the trading price of our Common Stock could decline, and you might lose all or part of your investment.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of Common Stock offered by the selling securityholders under this prospectus. However, we will receive the proceeds of any cash exercise of the Warrants. If all of the Warrants were exercised for cash, we would receive aggregate proceeds of approximately $18.5 million. We intend to use the net proceeds from any cash exercise of the Warrants for working capital and general corporate purposes, which may include repayment and/or repurchase of indebtedness.

SELLING SECURITYHOLDERS

This prospectus covers the resale or other disposition by the selling securityholders identified in the table below of up to an aggregate of 2,745,979 shares of Common Stock issuable upon the exercise of our outstanding Warrants.

The selling securityholders acquired their securities in the transactions described under the heading “Selling Securityholders — Description of Transactions and Relationship with the Selling Securityholders.”

The table below sets forth, as of the date of this prospectus, the following information regarding the selling securityholders:

•        the name of the selling securityholder;

•        the number of shares of Common Stock beneficially owned by the selling securityholder prior to this offering, without regard to any beneficial ownership limitations contained in the Warrants;

•        the number of shares of Common Stock to be offered by the selling securityholder in this offering;

•        the number of shares of Common Stock to be beneficially owned by the selling securityholder assuming the exercise of all of the Warrants and the sale of all of the shares of Common Stock covered by this prospectus; and

•        the percentage of our issued and outstanding Common Stock to be beneficially owned by the selling securityholder assuming the exercise of all of the Warrants and the sale of all of the shares of Common Stock covered by this prospectus based on the number of shares of Common Stock issued and outstanding as of April 10, 2026.

Selling Securityholder(1)	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Beneficially Owned After Offering(2)	Percentage(2)
Opps XII Broker E Holdings, L.P.(3)(4)	959,020	959,020	0	0%
OCM SSF III Broker Debt Holdings, L.P.(3)(5)	687,108	687,108	0	0%
Holbrook Income Fund(6)	351,012	351,012	0	0%
Massachusetts Mutual Life Insurance Company(7)(8)	278,788	278,788	0	0%
Whitebox Multi-Strategy Partners, L.P.(9)	97,784	97,784	0	0%
RPVOF Broker CTB, LLC(3)(10)	89,133	89,133	0	0%
MassMutual Ascend Life Insurance Company(8)(11)	77,460	77,460	0	0%
Oaktree-Copley Investments, LLC(3)(12)	58,286	58,286	0	0%
VR Global Partners, L.P.(13)	52,000	52,000	0	0%
OPIF Broker Holdings, L.P.(3)(14)	38,740	38,740	0	0%
Great American Insurance Company(15)	36,496	36,496	0	0%
C.M. Life Insurance Company(8)(16)	13,384	13,384	0	0%
Annuity Investors Life Insurance Company(8)(17)	2,636	2,636	0	0%
National Interstate Insurance Company(18)	1,736	1,736	0	0%
Great American Contemporary Insurance Company(19)	1,736	1,736	0	0%
Whitebox GT Fund, LP(9)	660	660	0	0%

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(1)      This and the information in the notes below are based upon information supplied by the selling securityholders, including as applicable reports and amendments thereto filed with the SEC on Schedule 13D.

(2)      Assumes that all shares of Common Stock being registered under the registration statement of which this prospectus forms a part are sold in this offering, and that none of the selling securityholders acquire additional shares of our Common Stock after the date of this prospectus and prior to completion of this offering.

(3)     (a) Opps XII Broker E Holdings, L.P., (b) OCM SSF III Broker Debt Holdings, L.P., (c) RPVOF Broker CTB, LLC, (d) Oaktree-Copley Investments, LLC and (e) OPIF Broker Holdings, L.P. (together, the “Oaktree Holders”) are affiliates of OCM Investments LLC and Brookfield Wealth Solutions, LLC, each a broker-dealer. Each Oaktree Holder acquired the

Warrants in the ordinary course of business, and at the time of the acquisition of the Warrants, each Oaktree Holder did not have any agreements or understandings, directly or indirectly, with any person to distribute the Warrants or the shares of Common Stock issuable upon the exercise of the Warrants.

(4)      Opps XII Broker E Holdings, L.P. is a holding company of a private investment or account managed by Oaktree Capital Management, L.P., an investment adviser registered with the SEC under the Investment Advisers Act of 1940, as amended. The securities may be deemed to be beneficially owned by Oaktree Fund GP IIA, LLC, as the entity managing the selling securityholder. The business address of the selling securityholder is 333 S. Grand Avenue, 28th Floor, Los Angeles, California 90071.

(5)      OCM SSF III Broker Debt Holdings, L.P. is a holding company of a private investment or account managed by Oaktree Capital Management, L.P., an investment adviser registered with the SEC under the Investment Advisers Act of 1940, as amended. The securities may be deemed to be beneficially owned by Oaktree Fund AIF Series (Cayman) L.P.-Series S and Oaktree Fund AIF Series, L.P.-Series N, as the entities managing the selling securityholder. The business address of the selling securityholder is 333 S. Grand Avenue, 28th Floor, Los Angeles, California 90071.

(6)      Holbrook Income Fund is a registered investment company registered under the Investment Company Act of 1940, as amended. Scott Carmack, Chief Investment Officer, has voting and investment power over the reported securities. The business address of the selling securityholder is c/o Ultimus Fund Solutions, LLC, 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246.

(7)      Massachusetts Mutual Life Insurance Company is a mutual life insurance corporation. Eric Partlan, Chief Investment Officer, has voting and investment power over the reported securities. The business address of the selling securityholder is 10 Fan Pier Blvd., Boston, Massachusetts 02210.

(8)      The selling securityholder is an affiliate of the following broker-dealers: MML Investors Services, LLC, MML Distributors, LLC, MML Strategic Distributors, LLC, Barings Securities, LLC, Flourish Financial, LLC and MM Ascend Life Investor Services, LLC. The selling securityholder acquired the shares in the ordinary course of business, and at the time of the acquisition of the shares to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities.

(9)      Whitebox Advisors LLC (“WBA”) is the investment manager of Whitebox Multi-Strategy Partners, L.P. and Whitebox GT Fund, LP (collectively, the “Whitebox Funds”) and has voting and disposition control over the securities beneficially owned by each of the Whitebox Funds. WBA is owned by the following members: Robert Vogel, Jacob Mercer, Nick Stukas, Brian Lutz, Paul Roos, and Blue Owl GP Stakes II (A), LP, a non-voting member, and such individuals and entity disclaim beneficial ownership of the securities held by the Whitebox Funds, except to the extent of such individual or entity’s pecuniary interest therein, if any. The business address of WBA and each of the Whitebox Funds is 3033 Excelsior Blvd., Suite 500, Minneapolis, MN 55416.

(10)    RPVOF Broker CTB, LLC is a holding company of a private investment or account managed by Oaktree Capital Management, L.P., an investment adviser registered with the SEC under the Investment Advisers Act of 1940, as amended. The securities may be deemed to be beneficially owned by Oaktree Fund GP, LLC, as the entity managing the selling securityholder. The business address of the selling securityholder is 333 S. Grand Avenue, 28th Floor, Los Angeles, California 90071.

(11)    MassMutual Ascend Life Insurance Company is a corporation. Kelly Kowalski, Chief Investment Officer, has voting and investment power over the reported securities. The business address of the selling securityholder is 10 Fan Pier Blvd., Boston, Massachusetts 02210.

(12)    Oaktree-Copley Investments, LLC is a holding company of a private investment or account managed by Oaktree Capital Management, L.P., an investment adviser registered with the SEC under the Investment Advisers Act of 1940, as amended. The securities may be deemed to be beneficially owned by Oaktree Capital Management, L.P., as the entity managing the selling securityholder. The business address of the selling securityholder is 333 S. Grand Avenue, 28th Floor, Los Angeles, California 90071.

(13)    VR Global Partners, L.P. is a Cayman Islands exempted limited partnership managed by VR Advisory Services Ltd., an investment adviser registered with the SEC under the Investment Advisers Act of 1940, as amended. Richard Deitz, Fund Manager, has voting and investment power over the reported securities and disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein, if any. The business address of the selling securityholder is 601 Lexington Avenue, 59th Floor, New York, New York 10022.

(14)    OPIF Broker Holdings, L.P. is a holding company of a private investment or account managed by Oaktree Capital Management, L.P., an investment adviser registered with the SEC under the Investment Advisers Act of 1940, as amended. The securities may be deemed to be beneficially owned by Oaktree Fund AIF Series, L.P. and Oaktree Fund GP AIF, LLC, as the entities managing the selling securityholder. The business address of the selling securityholder is 333 S. Grand Avenue, 28th Floor, Los Angeles, California 90071.

(15)    Great American Insurance Company is a wholly-owned subsidiary of a publicly traded company. The selling securityholder is a direct or indirect, wholly-owned subsidiary of American Financial Group, Inc. and American Financial Group, Inc. may be deemed to have beneficial ownership of the shares owned by such entity. The business address of the selling securityholder is 301 E. Fourth St., Cincinnati, Ohio 45202.

(16)    C.M. Life Insurance Company is a corporation. Eric Partlan, Executive Vice President (and Chief Investment Officer of Massachusetts Mutual Life Insurance Company), has voting and investment power over the reported securities. The business address of the selling securityholder is 10 Fan Pier Blvd., Boston, Massachusetts 02210.

(17)    Annuity Investors Life Insurance Company is a corporation. Kelly Kowalski, Chief Investment Officer, has voting and investment power over the reported securities. The business address of the selling securityholder is 10 Fan Pier Blvd., Boston, Massachusetts 02210.

(18)    National Interstate Insurance Company is a wholly-owned subsidiary of a publicly traded company. The selling securityholder is a direct or indirect, wholly-owned subsidiary of American Financial Group, Inc. and American Financial Group, Inc. may be deemed to have beneficial ownership of the shares owned by such entity. The business address of the selling securityholder is 301 E. Fourth St., Cincinnati, Ohio 45202.

(19)    Great American Contemporary Insurance Company is a wholly-owned subsidiary of a publicly traded company. The selling securityholder is a direct or indirect, wholly-owned subsidiary of American Financial Group, Inc. and American Financial Group, Inc. may be deemed to have beneficial ownership of the shares owned by such entity. The business address of the selling securityholder is 301 E. Fourth St., Cincinnati, Ohio 45202.

The number of shares of Common Stock beneficially owned by the selling securityholders prior to this offering has been determined in accordance with Rule 13d-3 under the Exchange Act and includes, for such purpose, shares of Common Stock that the selling securityholder has the right to acquire within 60 days of April 10, 2026 (including shares of Common Stock underlying the issued Warrants). Except as disclosed above and based on information provided by the selling securityholder, no selling securityholder is affiliated with a broker dealer.

We believe, based on information supplied by the selling securityholders, that except as may otherwise be indicated in the footnotes to the table above, the selling securityholder has sole voting and dispositive power with respect to the shares of Common Stock reported as beneficially owned by it. Because the selling securityholder identified in the table may sell some or all of the shares of Common Stock beneficially owned by it and covered by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of Common Stock, no estimate can be given as to the number of shares of Common Stock available for resale hereby that will be held by the selling securityholders upon termination of this offering. In addition, the selling securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the Common Stock they beneficially own in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table above. We have, therefore, assumed for the purposes of the table, that each of the selling securityholders will sell all of the Common Stock owned beneficially by it that are covered by this prospectus, but will not sell any other shares of Common Stock that it presently owns.

Description of Transactions and Relationship with the Selling Securityholders

Credit Agreement

On February 26, 2025, the Company and the Company’s wholly owned subsidiary, BR Financial Holdings, LLC (the “BRFH Borrower”), entered into a new credit agreement with a group of funds indirectly or directly controlled by Oaktree Capital Management, L.P., with Oaktree Fund Administration, LLC, acting as the administrative agent and collateral agent. The new credit agreement provided for (i) a three-year $125.0 million secured term loan credit facility (the “Initial Term Loan Facility”) and (ii) a four-month $35.0 million secured delayed draw term loan credit facility (the “Delayed Draw Facility” and, together with the Initial Term Loan Facility, the “Credit Facility”). The proceeds from the Initial Term Loan Facility were primarily used (a) to repay existing indebtedness, (b) for working capital and general corporate purposes and (c) to pay transaction fees and expenses. The proceeds of the Delayed Draw Facility were used (a) to fund obligations relating to the liquidation of substantially all of the assets of JOANN, Inc. and its subsidiaries and (b) for working capital and general corporate purposes. In connection with the Credit Facility, we issued warrants to certain affiliates of Oaktree Capital Management, L.P. in connection with the Credit Facility to purchase approximately 1,832,287 shares of the Company’s Common Stock at an initial exercise price of $5.14 per share, subject to adjustment (the “Credit Agreement Warrants”). The Credit Agreement Warrants contain certain anti-dilution provisions pursuant to which, under certain circumstances, the warrant holders would be entitled to exercise the warrants for up to 19.9% of the then-outstanding shares of the Company’s Common Stock.

Borrowings accrue interest at the adjusted term Secured Overnight Financing Rate (“SOFR”) rate as defined in the Credit Facility with an applicable margin of 8.00%. In addition to paying interest on outstanding borrowings under the Credit Facility, the Company was required to pay (i) a closing fee of 3.00% of the aggregate principal amount of the loans under the Initial Term Loan Facility and 2.00% of the aggregate principal amount of the loans under the Delayed Draw Facility, and (ii) an exit fee upon the prepayment or repayment of the Credit Facility of 5.00% of the aggregate principal amount of such loans repaid, provided, that the Initial Term Loan Facility exit fee shall not be payable if the share price for the Company’s Common Stock exceeds a certain threshold. The Credit Facility also contains a provision where the final $62.5 million of repayment of principal on the Initial Term Loan may be subject to an additional prepayment premium, as defined in the Credit Facility, if the prepayment occurs before the second anniversary date of the Credit Facility.

Subject to certain eligibility requirements, certain assets of the BRFH Borrower are placed into a borrowing base (the “Borrowing Base”), which serves to limit the borrowings under the Credit Facility. The sale of an asset in the Borrowing Base requires the BRFH Borrower to make a prepayment in an amount equal to the proceeds of such disposition multiplied by the percentage “credit” that is assigned to such asset in the Borrowing Base. The BRFH Borrower may be obligated to prepay the loans or post cash in a controlled account in the event the Borrowing Base falls below a certain level as defined in the Credit Facility. The Credit Facility contains covenants that, among other things, limit the Company’s, the BRFH Borrower’s and the BRFH Borrower’s subsidiaries’ ability to incur additional indebtedness or liens, to dispose of assets, to make certain fundamental changes, to enter into restrictive agreements, to make certain investments, loans, advances, guarantees and acquisitions, to prepay certain indebtedness and to pay dividends or to make other distributions or redemptions/repurchases in respect of their respective equity interests.

In connection with the issuance of the Credit Agreement Warrants, the Company entered into a registration rights agreement (as the same may be amended from time to time, the “Credit Agreement Registration Rights Agreement”) with the holders of such Credit Agreement Warrants, pursuant to which the Company has granted such holders (i) certain shelf registration rights whereby the Company will register resales of the shares of Common Stock issued upon exercise of the Credit Agreement Warrants and (ii) certain piggyback registration rights, in each case subject to the terms and conditions set forth in the Credit Agreement Registration Rights Agreement.

Private Exchange Transactions — Senior Notes

On March 26, 2025, the Company completed a private exchange transaction with an institutional investor pursuant to which the investor exchanged $86.3 million of aggregate principal amount of the Company’s 5.50% Senior Notes due March 2026 Notes and $36.7 million aggregate principal amount of the Company’s 5.00% Senior Notes due December 2026 owned by it for approximately $87.8 million aggregate principal amount of newly-issued 8.00% Senior Secured Second Lien Notes due 2028 (the “New Notes”), whereupon the exchanged notes were cancelled.

On April 7, 2025, the Company completed a private exchange transaction with a certain institutional investor pursuant to which such investor exchanged approximately $22.0 million aggregate principal amount of the Company’s 5.00% Senior Notes due December 2026, 6.00% Senior Notes due January 2028 and 5.25% Senior Notes due August 2028 for approximately $10.0 million aggregate principal amount of the New Notes.

On May 21, 2025, the Company completed a private exchange transaction with certain institutional investors pursuant to which such investors exchanged approximately $139.1 million aggregate principal amount of the Company’s 5.50% Senior Notes due March 2026, 5.00% Senior Notes due December 2026 and 6.00% Senior Notes due January 2028 for approximately $93.1 million aggregate principal amount of the New Notes.

On June 30, 2025, the Company entered into a private exchange transaction with a certain institutional investor pursuant to which such investor exchanged approximately $28.0 million aggregate principal amount of the Company’s 5.00% Senior Notes due December 2026, 6.00% Senior Notes due January 2028 and 5.25% Senior Notes due August 2028 for $13.0 million aggregate principal amount of the New Notes.

On July 11, 2025, the Company entered into a private exchange transaction with a certain institutional investor pursuant to which such investor exchanged approximately $42.8 million aggregate principal amount of the Company’s 6.50% Senior Notes due September 2026, 5.00% Senior Notes due December 2026, 6.00% Senior Notes due January 2028 and 5.25% Senior Notes due August 2028 for $24.6 million aggregate principal amount of the New Notes.

The exchange transactions executed on March 26, 2025, April 7, 2025, May 21, 2025, June 30, 2025 and July 11, 2025 are referred to herein as the “Exchange Transactions.”

In connection with these Exchange Transactions, the Company issued to such investors warrants to purchase a total of 913,692 shares of the Company’s Common Stock, at an exercise price of $10.00 per share (the “Notes Warrants”). In connection with the issuance of such Notes Warrants, the Company entered into registration rights agreements with such investors, pursuant to which the Company has granted such investors (i) certain shelf registration rights whereby the Company will register resales of the shares of Common Stock issued upon exercise of the warrants and (ii) certain piggyback registration rights, in each case subject to the terms and conditions set forth in the registration rights agreement (as the same may be amended from time to time, the “Notes Registration Rights Agreements” and, together with Credit Agreement Registration Rights Agreement, the “Registration Rights Agreements”).

The New Notes were issued pursuant to an Indenture, dated as of March 26, 2025 (the “Indenture”), between the Company, certain subsidiaries of the Company, as guarantors, and GLAS Trust Company LLC, a New Hampshire limited liability company, as trustee and collateral agent (in such capacities, the “Trustee”), and the New Notes are unconditionally guaranteed jointly and severally by all direct and indirect wholly-owned restricted subsidiaries of the Company, subject to certain excluded subsidiaries (collectively, the “Guarantors”). The New Notes are secured on a second lien basis, junior to the obligations under the Company’s Credit Facility, by substantially all of the assets of the Company and the Guarantors. The New Notes are subordinated in right of payment to the payment in full of the obligations under the Company’s Credit Facility.

The New Notes accrue interest at a rate of 8.00% per annum, payable semi-annually in arrears on April 30 and October 31, starting October 31, 2025. The New Notes mature on January 1, 2028. The Company may redeem the New Notes (i) at any time, in whole or in part, before March 26, 2026, at a redemption price equal to 100% of the aggregate principal amount being redeemed, plus a customary make-whole premium, plus accrued and unpaid interest, if any, to, but excluding, the redemption date; and (ii) at any time, in whole or in part, after March 26, 2026, at a redemption price equal to 100% of the aggregate principal amount being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Great American Transaction

As previously disclosed in our Current Report on Form 8-K filed with the SEC on November 21, 2024, we completed a transaction on November 15, 2024 with certain affiliated funds of Oaktree Capital Management L.P., pursuant to which they acquired 52.6% of the issued and outstanding common limited liability company units in Great American Holdings, LLC. Great American Holdings, LLC had previously been a wholly-owned subsidiary of the Company, and held the interests in our appraisal and valuation services, retail, wholesale and industrial solutions and real estate businesses.

Other Disclosures

The advisor of Holbrook Income Fund utilizes B. Riley Securities for trading exchange traded products.

PLAN OF DISTRIBUTION

The selling securityholders, which as used herein includes the selling securityholders listed in the table under the heading “Selling Securityholders” and any direct or indirect transferees of Registrable Securities (as defined in the applicable Registration Rights Agreement) entitled to registration rights under the applicable Registration Rights Agreement and such other securityholders as may be identified in one or more prospectus supplements, including any securityholders that receive Registrable Securities upon a distribution or liquidation, who have been assigned the rights of the transferor holder or holders under the applicable Registration Rights Agreement (in compliance therewith), and any other permitted donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from the selling securityholders, including as a gift, pledge, distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. These prices will be determined by the selling securityholders or by agreement between the selling securityholders and underwriters, broker-dealers or agents who may receive fees or commissions in connection with any such sale.

The selling securityholders may use any one or more of the following methods when disposing of shares or interests therein:

•        sales on NASDAQ or any national securities exchange or quotation service on which shares of Common Stock may be listed or quoted at the time of sale;

•        an over-the-counter sale or distribution;

•        one or more underwritten offerings (whether on a firm commitment or best efforts basis, including through bought deals);

•        sales through agents or to or through underwriters, brokers or dealers;

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        block trades (which may involve crosses) in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•        an exchange distribution and/or secondary distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        sales directly to one or more purchasers;

•        short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•        through the distributions of securities by any selling securityholder to its general or limited partners, members, managers, affiliates, employees, directors or stockholders;

•        in option transactions;

•        a combination of any such methods of sale; and

•        any other method permitted pursuant to applicable law.

The selling securityholders may elect to make an in-kind distribution of securities to their respective members, partners or stockholders. To the extent that such members, partners or stockholders are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through the registration statement of which this prospectus forms a part.

The selling securityholders may also sell their shares of Common Stock under Rule 144 or any other exemption from registration under the Securities Act, if, when and to the extent such exemption is available to them at the time of such sale, rather than under this prospectus.

Broker-dealers engaged by the selling securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of shares of Common Stock, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority, or FINRA, Rule 5110; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. A selling securityholder may otherwise loan or pledge shares of Common Stock to a financial institution or other third party that in turn may sell the shares short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in such shares or in connection with a concurrent offering of other securities. The selling securityholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Common Stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The selling securityholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A selling securityholder may enter into derivative transactions with third parties, or sell shares of Common Stock not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell shares of Common Stock covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use shares of Common Stock pledged by such selling securityholder or borrowed from such selling securityholder or others to settle those sales or to close out any related open borrowings of securities, and may use shares of Common Stock received from such selling securityholder in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment).

If the selling securityholders use one or more underwriters in the sale, the underwriters will acquire shares of Common Stock covered by this prospectus for their own account, and they may resell such shares from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Shares of Common Stock covered by this prospectus may be offered and sold to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. The selling securityholders and any underwriters, broker-dealers or agents that are involved in selling the shares of Common Stock covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such underwriters, broker-dealers or agents and any profit on the resale of the shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Underwriters may resell the shares to or through dealers, and those dealers may receive compensation in the form of one or more discounts, concessions or commissions from the underwriters and commissions from purchasers for which they may act as agents. Each selling securityholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares of Common Stock.

To the extent required, the shares of Common Stock to be sold, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters and any applicable discounts, commissions, concessions or other compensation with respect to a particular offering will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

Pursuant to the Credit Agreement Registration Rights Agreement, we will pay all expenses relating to the registration, offering and listing of the applicable shares of Common Stock, including up to $100,000 of counsel fees of the applicable selling securityholders, except that the selling securityholders will pay any underwriting discounts and commissions and transfer taxes. Pursuant to the terms of the Credit Agreement Registration Rights Agreement, we agreed to indemnify the applicable selling securityholders against certain liabilities, including liabilities under the Securities Act, and the applicable selling securityholders have agreed to indemnify us against certain liabilities, including liabilities under the Securities Act, which may arise from any written information furnished to us by the selling securityholders expressly for use in this prospectus and/or in any prospectus supplement, as applicable.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares of Common Stock may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of Common Stock by the selling securityholders or any other person. We will make copies of this prospectus available to the selling securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

There can be no assurances that the selling securityholders will sell, nor are the selling securityholders required to sell, any or all of the shares of Common Stock offered under this prospectus.

To the extent required pursuant to the Registration Rights Agreements, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. If required by the terms of the applicable Registration Rights Agreement, we may add permitted transferees, successors and donees by prospectus supplement in instances where the permitted transferee, successor or donee has acquired its shares from holders named in this prospectus after the effective date of this prospectus. Permitted transferees, successors and assigns of identified selling securityholders may not be able to use this prospectus for resales until they are named in the selling securityholders table by prospectus supplement or post-effective amendment. See “Selling Securityholders.” Additional selling securityholders may be named in one or more prospectus supplements.

DESCRIPTION OF CAPITAL STOCK

Our Amended and Restated Certificate of Incorporation, as amended, provides that we are authorized to issue 101,000,000 shares of capital stock. Our authorized capital stock is comprised of 100,000,000 shares of Common Stock, $0.0001 par value per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share.

The following description is a summary of the material terms of our capital stock and certain provisions of our Amended and Restated Certificate of Incorporation, and Amended and Restated Bylaws, each as amended. This description does not purport to be complete. For information on how you can obtain our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended, see “Where You Can Find Additional Information.”

Common Stock

We are authorized to issue up to 100,000,000 shares of our Common Stock, par value $0.0001 per share.

The holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares voting are able to elect all of our directors. Subject to preferences that may apply to any then outstanding shares of preferred stock, the holders of outstanding shares of our Common Stock are entitled to receive dividends out of assets legally available for distribution at the times and in the amounts, if any, that our Board of Directors may determine from time to time. In the event of our liquidation, dissolution or winding up, subject to the rights of each series of our preferred stock, which may, from time to time come into existence, holders of our Common Stock are entitled to share ratably in all of our assets remaining after we pay our liabilities. Holders of our Common Stock have no preemptive or other subscription or conversion rights. Our Common Stock is not redeemable and there are no sinking fund provisions applicable to our Common Stock.

Anti-Takeover Provisions of Delaware Law and Charter Provisions

Interested Stockholder Transactions

We are subject to Section 203 of the General Corporation Law of the State of Delaware, which prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•        before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•        upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding, for purposes of determining the number of shares outstanding, those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•        on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•        any merger or consolidation involving the corporation and the interested stockholder;

•        any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•        subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•        any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•        the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person.

Amended and Restated Certificate of Incorporation and Bylaws

Provisions in our Amended and Restated Certificate of Incorporation, and Amended and Restated Bylaws, each as amended, may have the effect of discouraging certain transactions that may result in a change in control of our company. Some of these provisions provide that stockholders cannot act by written consent and impose advance notice requirements and procedures with respect to stockholder proposals and the nomination of candidates for election as directors. Our Amended and Restated Certificate of Incorporation, as amended, allows us to issue shares of preferred stock (see “Blank Check Preferred Stock”) or Common Stock without any action by stockholders. Our directors and our officers are indemnified by us to the fullest extent permitted by applicable law pursuant to our Amended and Restated Certificate of Incorporation, as amended. Our Board of Directors is expressly authorized to make, alter or repeal our Amended and Restated Bylaws, as amended. These provisions may make it more difficult for stockholders to take specific corporate actions and may make it more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Blank Check Preferred Stock

Our Amended and Restated Certificate of Incorporation, as amended, authorizes our Board of Directors to approve the issuance of up to 1,000,000 shares of preferred stock, without further approval of the stockholders, and to determine the rights and preferences of any series of preferred stock. The Board of Directors could issue one or more series of preferred stock with voting, conversion, dividend, liquidation or other rights that would adversely affect the voting power and ownership interest of holders of our Common Stock. This authority may have the effect of deterring hostile takeovers, delaying or preventing a change in control and discouraging bids for our Common Stock at a premium over the market price.

Warrants

The Warrants were issued in connection with the Credit Agreement and the Exchange Transactions. As of the date of this prospectus, the Warrants were exercisable for an aggregate of 2,745,979 shares of Common Stock.

Exercisability.    The Warrants were exercisable immediately upon issuance and expire seven years from the date of issuance. The Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and payment in full in immediately available funds for the number of shares of Common Stock purchased upon such exercise. The Warrants may also be exercised, in whole or in part, by means of a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the Warrant. The Company shall not be required to issue a fractional share of Common Stock upon exercise of the Warrants. Upon exercise, the Company shall pay to each holder an amount in cash equal to the product of (i) such fraction multiplied by (ii) the Fair Market Value of share of Common Stock underlying the Warrant on the date of exercise.

Exercise Price.    The Credit Agreement Warrants have an initial exercise price of $5.14 per share and the initial exercise price of the Notes Warrants is $10.00 per share. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Stock and also upon any distributions of assets, including cash, stock or other property to our shareholders. The exercise price of the Credit Agreement Warrants is also subject to adjustment in the event we issue additional shares of Common Stock, whether directly or indirectly by way of convertible securities, at a price per share that is less than 130% of the exercise price, then in effect, of the Credit Agreement Warrants (a “Dilution Event”), subject to certain exceptions. In addition to an adjustment of the exercise price, a Dilution Event could also result in an adjustment in the number of shares of Common Stock issuable upon exercise of the Credit Agreement Warrants.

Transferability.    Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing.    There is no established public trading market for the Warrants. We do not intend to apply for listing of the Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Warrants is limited.

Fundamental Changes.    In the event of any fundamental change, as described in the Warrants and generally including any capital reorganization of the Company, reclassification of the stock of the Company, merger with or into another entity, or sale of all or substantially all of our assets, then upon any subsequent exercise of a Warrant, the holder will have the right to receive as alternative consideration, for each share of Common Stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental change, the number of shares or other securities or assets of the Company or of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of Common Stock for which the Warrant is exercisable immediately prior to such event.

Rights as a Shareholder.    Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of our Common Stock, the holder of a Warrant does not have the rights or privileges of a holder of our Common Stock, including any voting rights, until the holder exercises the Warrant.

Registration Rights.    We have filed this registration statement with the SEC that includes this prospectus to register for resale under the Securities Act of 1933, the shares of Common Stock issuable upon exercise of the Warrants to satisfy our obligations in connection with the Credit Agreement Registration Rights Agreement and the Exchange Transactions. We will use commercially reasonable efforts to keep the registration statement effective at all times until the selling securityholder no longer owns any Warrants or shares issuable upon exercise thereof.

The descriptions of the Warrants in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable warrant agreements. These descriptions do not restate those agreements in their entirety and do not contain all of the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define many of your rights as holders of the Warrants. For more information, please review the form of the relevant agreements, which are filed with the SEC and available as described under the heading “Where You Can Find Additional Information.”

LEGAL MATTERS

The NBD Group, Inc., Los Angeles, California, has passed upon the validity of the securities to be offered pursuant to this prospectus.

EXPERTS

The consolidated financial statements of BRC Group Holdings, Inc. (the Company) as of December 31, 2025, and for the year then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2025, incorporated by reference in this Prospectus and in the Post-Effective Amendment No. 1 to the Registration Statement have been so incorporated in reliance on the reports of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2025.

The consolidated financial statements of the Company as of December 31, 2024 incorporated by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 by reference from the Annual Report on Form 10-K (as amended by the Company’s Annual Report on Form 10-K/A) of the Company for the year ended December 31, 2025 have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10:00 am and 3:00 pm. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. All filings we make with the SEC are also available on the SEC’s web site at http://www.sec.gov. Our website address is http://www.brcgh.com. We have not incorporated by reference into this prospectus the information on our websites, and you should not consider it to be a part of this document.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities being offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information in the registration and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information with respect to us and the securities we are offering pursuant to this prospectus, you should refer to the complete registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference room and website referred to above.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the securities being offered pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” We are incorporating by reference the documents listed below, which we have already filed with the SEC:

•        Our Annual Report and Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC on March 31, 2026 and April 1, 2026, respectively;

•        Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 9, 2026;

•        Our Current Reports on Form 8-K filed with the SEC on January 2, 2026; January 13, 2026 (26530052); January 13, 2026 (26530054); January 13, 2026 (26530057); January 20, 2026 (26541340); January 20, 2026 (26543029); January 29, 2026 (26579086); February 10, 2026; March 3, 2026 and March 12, 2026; and

•        The description of our common stock which is included in our Registration Statement on Form 8-A filed on July 15, 2015.

Notwithstanding the foregoing, information and documents that we elect to furnish, but not file, or have furnished, but not filed, with the SEC in accordance with SEC rules and regulations is not incorporated into this prospectus and does not constitute a part hereof.

We also incorporate by reference all documents (other than Current Reports furnished on Form 8-K and exhibits filed on such form that are related to such items) that are subsequently filed by us with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the securities made by this prospectus (including documents filed after the date of the initial Registration Statement of which this prospectus is a part and prior to the effectiveness of the Registration Statement). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or any subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. You may also request our SEC filings in writing, by email or by telephone at the appropriate address below.

BRC Group Holdings, Inc.

11100 Santa Monica Blvd., Suite 800

Los Angeles, California 90025

Attention: Investor Relations

ir@brcgh.com

(212) 409-2424

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table lists the costs and expenses payable by BRC Group Holdings, Inc. (the “Company” or the “Registrant”), in connection with the offering of securities covered by this prospectus, other than any sales commissions or discounts. All amounts shown are estimates except for the Securities and Exchange Commission (“SEC”) registration fee which was previously paid, and all of the fees and expenses will be borne by the Company.

Amount to be Paid
SEC registration fee		$2,942.74
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous expenses		*
Total	$	*

____________

*        These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as us, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our Amended and Restated Certificate of Incorporation and Bylaws, each as amended, provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract.

We also have director and officer indemnification agreements with each of our executive officers and directors that provide, among other things, for the indemnification to the fullest extent permitted or required by Delaware law, provided that such indemnitee shall not be entitled to indemnification in connection with any proceedings or claims initiated or brought voluntarily by the indemnitee and not by way of defense, unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by our Board of Directors, (iii) indemnification is provided by us, in our sole discretion, pursuant to powers vested in us under the DGCL, or (iv) the proceeding is brought to establish or enforce a right to indemnification under the indemnification agreement or any other statute or law or otherwise as required under Section 145 of the DGCL. We are not required to indemnify the indemnitee for any amounts paid in settlement of a proceeding unless we consent to such settlement.

Any repeal or modification of these provisions approved by our stockholders shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer existing as of the time of such repeal or modification.

We have purchased and intend to maintain insurance on our behalf and on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 15. Recent Sales of Unregistered Securities

Credit Agreement Warrants

In connection with the Credit Agreement, the Company issued to certain affiliates of Oaktree Capital Management, L.P. warrants to purchase approximately 1,832,287 shares of the Company’s Common Stock at an initial exercise price of $5.14 per share, subject to adjustment.

Exchange Transaction Warrants

In connection with the Exchange Transactions on March 26, 2025, April 7, 2025, May 21, 2025, June 30, 2025 and July 11, 2025, the Company issued to the investors warrants to purchase an aggregate of 913,692 shares of the Company’s Common Stock, at an exercise price of $10.00 per share.

Equity Plan-Related Issuances

In June 2025, the Company issued Mr. Yessner, Executive Vice President and Chief Financial Officer, an award of options to purchase 300,000 shares of Company Common Stock with an exercise price per share of (i) $7.00 for 100,000 shares, (ii) $10 for 100,000 shares and (iii) $12.50 for 100,000 shares (the “Option Award” and each such tranche, a “Tranche”). The Option Award has a ten year term and each Tranche will vest in equal installments on each of the first three anniversaries of the grant date, subject to Mr. Yessner’s continued employment with the Company through each vesting date.

In June 2025, Mr. Yessner was also issued 100,000 shares of Company Common Stock.

On February 6, 2026, the Company completed a Section 3(a)(9) exchange with DBA Trading, LLC (the “Investor”) whereby the Company exchanged 224,226 units of 5.50% Senior Notes due 2026 (RILYK) for 621,604 shares of the Company’s Common Stock.

On February 27, 2026, the Company completed a Section 3(a)(9) exchange with the Investor whereby the Company exchanged 250,000 units of 6.50% Senior Notes due 2026 (RILYN), 11,952 units of the 5.00% Senior Notes due 2026 (RILYG) and 10,000 units of the 6.00% Senior Notes due 2028 (RILYT) for 903,309 shares of the Company’s Common Stock.

On March 10, 2026, the Company completed a Section 3(a)(9) exchange with the Investor whereby the Company exchanged 95,354 units of the 5.00% Senior Notes due 2026 (RILYG), 204,159 units of the 6.50% Senior Notes due 2026 (RILYN), 217,000 units of the 5.25% Senior Notes due 2028 (RILYZ) and 215,000 units of the 6.00% Senior Notes due 2028 (RILYT) for 2,240,000 shares of the Company’s Common Stock (the “March 10 Transaction”).

As a result of the March 10 3(a)(9) Transaction, the Investor exceeded five percent ownership of the Company’s Common Stock. Subsequent to the March 10 3(a)(9) Transaction, on March 13, 2026 and March 26, 2026, the Company completed a Section 3(a)(9) exchange with the Investor whereby the Company exchanged 115,860 units and 100,000 units, respectively, of the 5.50% Senior Notes due 2026 (RILYK) for 436,387 shares and 352,566 shares, respectively, of the Company’s common stock.

The issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. Individuals who purchased securities as described above represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions. None of the foregoing transactions involved any underwriters, underwriting discounts or commissions or any public offering.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

EXHIBIT INDEX

		Incorporated by Reference
Exhibit No.	Description	Form	Exhibit	Filing Date
2.1§	Equity Purchase Agreement, by and among B. Riley Advisory Holdings, LLC, B. Riley Advisory US, Inc., Registrant, Gallop U.S. Acquireco Inc., and 1001243443 Ontario Inc., dated as of June 27, 2025.	8-K	2.1	7/3/2025
2.2§	Membership Interest Purchase Agreement by and among Atlantic Coast Recycling Holdings, Inc., Atlantic Coast Recycling, LLC, a Atlantic Coast Recycling of Ocean County, LLC, and ReVal Group, LLC, Registrant, BR Financial Holdings, LLC, B. Riley Environmental Holdings, LLC, BRF Investments, LLC, Mario Gigante, InfraNext Partners Holdings, LLC, Alan Milton, Bruce Papp, Provident Trust Group — Robert Deutschman Roth IRA, Robert Deutschman, Roger Shapiro and Christian Morgan dated as of March 1, 2025.	8-K	2.1	3/7/2025
2.3§	Transfer and Contribution Agreement, dated as of October 25, 2024, between B. Riley Brand Management, LLC and BR Funding Holdings 2024-1, LLC.	8-K	2.1	10/31/2024
2.4	Membership Interest Purchase Agreement, dated October 25, 2024, by and among bebe stores, inc., HBN 120, LLC, BB Brand Holdings, LLC and BKST Brand Management, LLC.	8-K	2.2	10/31/2024
2.5§	Equity Purchase Agreement, dated as of October 13, 2024, relating to Great American Holdings, LLC.	8-K	2.1	11/21/2024
3.1	Amended and Restated Certificate of Incorporation, as amended, dated as of August 17, 2015	10-Q	3.1	8/3/2018
3.2	Certificate of Amendment, to Amended and Restated Certificate of Incorporation, dated as of January 1, 2026	8-K	3.1	1/2/2026
3.3	Amended and Restated Bylaws, dated as of November 6, 2014	10-Q	3.6	11/6/2014
3.4	Amendment to Amended and Restated Bylaws of Registrant, dated as of April 3, 2019	8-K	3.1	4/9/2019
3.5	Amendment to Amended and Restated Bylaws, dated as of January 1, 2026	8-K	3.2	1/2/2026
3.6	Certificate of Designation designating the 6.875% Series A Cumulative Perpetual Preferred Stock of Registrant	8-K	3.1	10/7/2019
3.7	Certificate of Designation designating the 7.375% Series B Cumulative Perpetual Preferred Stock of Registrant	8-K	3.1	9/4/2020
3.8	State of Delaware, Registrant, Series A Certificate of Correction to Certificate of Designation designating the 6.875% Series A Cumulative Perpetual Preferred Stock	10-Q	3.1	2/21/2025
3.9	State of Delaware, Registrant, Series B Certificate of Correction to Certificate of Designation designating the 7.375% Series B Cumulative Perpetual Preferred Stock	10-Q	3.2	2/21/2025
4.0	Description of Registered Securities	10-K	4.29	3/16/2023
4.1	Form of common stock certificate	10-K	4.1	3/30/2015

		Incorporated by Reference
Exhibit No.	Description	Form	Exhibit	Filing Date
4.2	Base Indenture, dated as of May 7, 2019, by and between the Registrant and The Bank of New York Mellon Trust Company, N.A., as Trustee	8-K	4.1	5/7/2019
4.3	Second Supplemental Indenture, dated as of September 23, 2019, by and between the Registrant and The Bank of New York Mellon Trust Company, N.A., as Trustee (NASDAQ: RILYN)	8-K	4.3	9/23/2019
4.4	Form of 6.50% Senior Note due 2026 (NASDAQ: RILYN) (included in Exhibit 4.3)	8-K	4.3	9/23/2019
4.5	Fourth Supplemental Indenture, dated as of January 25, 2021, by and between the Registrant and The Bank of New York Mellon Trust Company, N.A., as trustee (NASDAQ: RILYT)	8-K	4.5	1/25/2021
4.6	Form of 6.00% Senior Note due 2028 (NASDAQ: RILYT) (included in Exhibit 4.5)	8-K	4.5	1/25/2021
4.7	Sixth Supplemental Indenture, dated as of August 6, 2021, by and between the Registrant and The Bank of New York Mellon Trust Company, N.A., as trustee (NASDAQ: RILYZ)	8-K	4.7	8/6/2021
4.8	Form of 5.25% Senior Note due 2028 (NASDAQ: RILYZ) (included in Exhibit 4.7)	8-K	4.7	8/6/2021
4.9	Seventh Supplemental Indenture, dated as of December 3, 2021, by and between the Registrant and The Bank of New York Mellon Trust Company, N.A., as trustee (NASDAQ: RILYG)	8-K	4.8	12/3/2021
4.10	Form of 5.00% Senior Note due 2026 (NASDAQ: RILYG) (included in Exhibit 4.8)	8-K	4.8	12/3/2021
4.11	Eighth Supplemental Indenture, by and between the Registrant and The Bank of New York Mellon Trust Company, N.A., as trustee, dated as of January 1, 2026.	8-K	3.3	1/2/2026
4.12§	Indenture, by and among Registrant and GLAS Trust Company LLC, as trustee and collateral agent, governing the issuance by Registrant. of 8.00% Senior Secured Second Lien Notes due January 2028, dated as of March 26, 2025.	8-K	10.1	4/1/2025
4.13§	Form of 8.00% Senior Secured Second Lien Note due 2028.	8-K	10.2	4/1/2025
4.14	Supplemental Indenture No. 2 by and among the Registrant and GLAS Trust Company LLC, dated as of August 4, 2025.	10-Q	10.7	1/14/2026
4.15	Deposit Agreement, dated October 7, 2019, among the Registrant, Continental Stock Transfer & Trust Company, as Depositary, and the holders of depositary receipts, with respect to Registrant’s 6.875% Series A Cumulative Perpetual Preferred Stock (NASDAQ: RILYP)	8-K	4.1	10/7/2019
4.16	Form of Specimen Certificate representing the 6.875% Series A Cumulative Perpetual Preferred Stock, par value $0.0001 per share (NASDAQ: RILYP)	8-K	4.2	10/7/2019
4.17	Form of Depositary Receipt (NASDAQ: RILYP) (included as Exhibit A thereto)	8-K	4.3	10/7/2019
4.18	Deposit Agreement, dated September 4, 2020, among the Registrant, Continental Stock Transfer & Trust Company, as Depositary, and the holders of depositary receipts, with respect to Registrant’s 7.375% Series B Cumulative Perpetual Preferred Stock (NASDAQ: RILYL)	8-K	4.1	9/4/2020
4.19	Form of Specimen certificate representing the 7.375% Series B Cumulative Perpetual Preferred Stock, par value $0.0001 per share, of Registrant (NASDAQ: RILYL)	8-K	4.2	9/4/2020
4.20	Form of Depositary Receipt (NASDAQ: RILYL) (included as Exhibit A thereto)	8-K	4.3	9/4/2020
5.1***	Opinion of The NBD Group, Inc.	S-1	5.1	2/10/2026

		Incorporated by Reference
Exhibit No.	Description	Form	Exhibit	Filing Date
10.1#	Amended and Restated 2009 Stock Incentive Plan	10-Q	10.1	8/11/2015
10.2#	Amended and Restated 2009 Stock Incentive Plan — Form of Restricted Stock Unit Agreement	10-Q	10.2	8/11/2015
10.3#	Amended and Restated 2009 Stock Incentive Plan — Stock Bonus Program and Form of Stock Bonus Award Agreement	10-Q	10.3	8/11/2015
10.4#	Amendment to Amended and Restated 2009 Stock Incentive Plan	10-Q	10.4	11/1/2019
10.5#	Management Bonus Plan	8-K	10.1	8/18/2015
10.6#	2018 Employee Stock Purchase Plan	8-K	10.1	7/31/2018
10.7#	2021 Stock Incentive Plan, incorporated by reference to Appendix A to the Company’s definitive proxy statement, dated April 20, 2021 filed with the Securities and Exchange Commission	8-K	10.01	6/3/2021
10.8#	Form of Restricted Stock Unit Award Agreement (Time-Vesting) under the 2021 Stock Incentive Plan	10-K	10.34	4/24/2024
10.9#	PRSU Grant Agreement	10-K	10.46	2/28/2022
10.10#	B. Riley Securities Holdings, Inc. Stock Incentive Plan	S-1	10.10	2/10/2026
10.11#	B. Riley Securities Holdings, Inc. Stock Incentive Plan Form for Restricted Stock Award Agreement for Senior Executives	S-1	10.11	2/10/2026
10.12	BRPI Acquisition Co LLC and Banc of California Credit Agreement, dated as of December 19, 2018	8-K	10.1	12/27/2018
10.13	First Amendment to BRPI Acquisition Co LLC and Banc of California Credit Agreement and Joinder, dated as of February 1, 2019	8-K	10.1	2/7/2019
10.14	Second Amendment to BRPI Acquisition Co LLC and Banc of California Credit Agreement, dated December 31, 2020	8-K	10.1	1/6/2021
10.15	Third Amendment to BRPI Acquisition Co LLC and Banc of California Credit Agreement, dated as of December 16, 2021	10-K	10.44	2/25/2022
10.16	Fourth Amendment to BRPI Acquisition Co LLC and Banc of California Credit Agreement, dated as of June 21, 2022	10-Q	10.1	7/29/2022
10.17	Fifth Amendment to BRPI Acquisition Co LLC Banc of California Credit Agreement, dated as of March 15, 2024	10-Q	10.4	5/15/2024
10.18	Sixth Amendment to BRPI Acquisition Co LLC Banc of California Credit Agreement, dated as of April 9, 2024	10-Q	10.5	5/15/2024
10.19	Seventh Amendment to BRPI Acquisition Co LLC and Banc of California Credit Agreement, dated as of August 22, 2024	10-Q	10.11	2/21/2025
10.20	Eighth Amendment to BRPI Acquisition Co LLC. and Banc of California Credit Agreement, dated as of September 6, 2024	10-Q	10.12	2/21/2025
10.21	Ninth Amendment to BRPI Acquisition Co LLC and Banc of California Credit Agreement, dated as of September 13, 2024	10-Q	10.13	2/21/2025
10.22	Tenth Amendment to BRPI Acquisition Co LLC and Banc of California Credit Agreement, dated as of September 20, 2024	10-Q	10.14	2/21/2025
10.23	Eleventh Amendment to BRPI Acquisition Co LLC and Banc of California Credit Agreement, dated as of September 30, 2024	10-Q	10.15	2/21/2025
10.24	Twelfth Amendment to BRPI Acquisition Co LLC and Banc of California Credit Agreement, dated as of November 18, 2024	10-K	10.19	9/19/2025
10.25	Thirteenth Amendment to BRPI Acquisition Co LLC and Banc of California Credit Agreement, dated as of December 18, 2024	10-K	10.20	9/19/2025
10.26	Security and Pledge Agreement, dated as of December 19, 2018	8-K	10.2	12/27/2018

		Incorporated by Reference
Exhibit No.	Description	Form	Exhibit	Filing Date
10.27	Unconditional Guaranty and Pledge Agreement by B. Riley Principal Investments, LLC, dated as of December 19, 2018	8-K	10.3	12/27/2018
10.28	Unconditional Guaranty by the registrant, dated as of December 19, 2018	8-K	10.4	12/27/2018
10.29	Form of Director and Officer Indemnification Agreement	8-K	10.3	12/22/2021
10.30#	Amended and Restated Employment Agreement, by and among the Registrant, solely for the purposes of Section 3.2 B. Riley Securities, and Bryant R. Riley dated as of November 8, 2025	8-K	10.1	11/14/2025
10.31#	Amended and Restated Employment Agreement, dated as of April 11, 2023 by and between the Registrant and Thomas J. Kelleher	8-K	10.2	4/14/2023
10.32#	Amended and Restated Employment Agreement, dated as of April 11, 2023 by and between the Registrant and Phillip J. Ahn	8-K	10.3	4/14/2023
10.33#	Amended and Restated Employment Agreement, dated as of April 11, 2023 by and between the Registrant and Alan N. Forman	8-K	10.4	4/14/2023
10.34#	Amended and Restated Employment Agreement, dated as of April 11, 2023 by and between the Registrant and Andrew Moore	8-K	10.5	4/14/2023
10.35	Kenny Young Consulting Services Agreement, dated as of September 20, 2024	10-Q	10.20	2/21/2025
10.36#	Employment Agreement between the Registrant and Scott Yessner, dated as of May 19, 2025.	8-K	10.1	5/22/2025
10.37#	Nonstatutory Stock Option Agreement between the Registrant and Scott Yessner, dated as of May 19, 2025.	8-K	10.2	5/22/2025
10.38#	Amendment No. 1 to Amended and Restated Employment Agreement, dated as of January 15, 2026 by and between the Registrant and Alan N. Forman.	8-K	10.2	01/20/26
10.39	Guaranty, dated as of January 18, 2024, among Registrant, Babcock & Wilcox Enterprises, Inc. and Axos Bank	8-K	10.1	1/22/2024
10.40	Amendment to Credit Agreement by and among Babcock & Wilcox Enterprises, Inc., the other entities listed in Schedule I thereto, Registrant, the Lenders party thereto, and Axos Bank, dated as of June 18, 2025.	10-Q	10.8	12/15/2025
10.41§	Great American Holdings LLC Second Amended and Restated Agreement, dated as of November 15, 2024.	10-K	10.39	9/19/2025
10.42§	Credit Agreement among Lingo Management, LLC and Banc of California Credit Agreement, dated as of August 16, 2022	10-K	10.40	9/19/2025
10.43§	First Amendment to Lingo Management, LLC and Banc of California Credit Agreement and Joinder, dated as of September 9, 2022	10-K	10.41	9/19/2025
10.44§	Second Amendment to Lingo Management, LLC and Banc of California Credit Agreement, dated as of November 10, 2022	10-K	10.42	9/19/2025
10.45	Third Amendment to Lingo Management, LLC and Banc of California Credit Agreement, dated as of March 2, 2023	10-K	10.43	9/19/2025
10.46	Fourth Amendment to Lingo Management, LLC and Banc of California Credit Agreement, dated as of November 6, 2023	10-K	10.44	9/19/2025
10.47	Fifth Amendment to Lingo Management, LLC and Banc of California Credit Agreement, dated as of February 14, 2024	10-K	10.45	9/19/2025
10.48	Sixth Amendment to Lingo Management, LLC and Banc of California Credit Agreement, dated as of March 15, 2024	10-K	10.46	9/19/2025

		Incorporated by Reference
Exhibit No.	Description	Form	Exhibit	Filing Date
10.49	Seventh Amendment to Lingo Management, LLC and Banc of California Credit Agreement, dated as of April 9, 2024	10-Q	10.2	1/14/2025
10.50	Eighth Amendment to Lingo Management, LLC and Banc of California Credit Agreement, dated as of August 22, 2024	10-Q	10.16	2/21/2025
10.51	Ninth Amendment to Lingo Management, LLC and Banc of California Credit Agreement, dated as of September 6, 2024	10-Q	10.17	2/21/2025
10.52	Tenth Amendment to Lingo Management, LLC and Banc of California Credit Agreement, dated as of September 20, 2024	10-Q	10.18	2/21/2025
10.53	Eleventh Amendment to Lingo Management, LLC and Banc of California Credit Agreement, dated as of September 30, 2024	10-Q	10.19	2/21/2025
10.54	Twelfth Amendment to Lingo Management, LLC and Banc of California Credit Agreement, dated as of November 18, 2024	10-K	10.52	9/19/2025
10.55	Thirteenth Amendment to Lingo Management, LLC and Banc of California Credit Agreement, dated as of December 18, 2024	10-K	10.53	9/19/2025
10.56§	Credit Agreement, among Registrant, BR Financial Holdings, LLC, and Oaktree Fund Administration, LLC, dated as of February 26, 2025	8-K	10.1	3/4/2025
10.57§	Amendment No. 1 to Credit Agreement, among Registrant, BR Financial Holdings, LLC, and Oaktree Fund Administration, LLC, dated as of March 24, 2025	10-Q	10.3	11/18/2025
10.58§	Amendment No. 2 to Credit Agreement among Registrant, BR Financial Holdings, LLC and Oaktree Fund Administration, LLC, dated as of July 8, 2025	10-Q	10.1	1/14/2026
10.59	Amendment No. 3 to Credit Agreement among Registrant, BR Financial Holdings, LLC and Oaktree Fund Administration, LLC, dated as of October 8, 2025	8-K	10.1	10/14/2025
10.60	Amendment No. 4 to Credit Agreement among Registrant, BR Financial Holdings, LLC and Oaktree Fund Administration, LLC, dated as of January 14, 2026	8-K	10.1	1/20/2026
10.61	Form of Warrant, for warrants issued to RPVOF Broker CTB, LLC, OPIF Broker Holdings, L.P., Oaktree Copley Investments, LLC, OPPS XII Broker E Holdings, L.P. and OCM SSF III Broker Debt Holdings, L.P in connection with the Credit Agreement, dated February 26, 2025	8-K	10.2	3/4/2025
10.62§	Registration Rights Agreement among Registrant, and RPVOF Broker CTB, LLC, OPIF Broker Holdings, L.P., Oaktree-Copley Investments, LLC, OPPS XII Broker E Holdings, L.P., and OCM SSF III Broker Debt Holdings, L.P, dated as of February 26, 2025	8-K	10.3	3/4/2025
10.63	Amendment No. 1 to Registration Rights Agreement among Registrant, and RPVOF Broker CTB, LLC, OPIF Broker Holdings, L.P., Oaktree-Copley Investments, LLC, OPPS XII Broker E Holdings, L.P., and OCM SSF II	10-K	10.63	03/31/2026
10.64§	Form of Warrant, for warrants issued to Holbrook Income Fund, dated March 26, 2025.	8-K	10.3	4/1/2025
10.65§	Registration Rights Agreement, by and between Registrant and Holbrook Income Fund, dated as of March 26, 2025.	8-K	10.4	4/1/2025
10.66	Amendment No. 1 to Registration Rights Agreement, by and between Registrant and Holbrook Income Fund, dated as of August 25, 2025	10-K	10.66	03/31/2026

		Incorporated by Reference
Exhibit No.	Description	Form	Exhibit	Filing Date
10.67§†	Form of Warrant, for warrants issued to Annuity Investors Life Insurance Company, C.M. Life Insurance Company, Massachusetts Mutual Life Insurance Company, and MassMutual Ascend Life Insurance Company, dated May 21, 2025.	8-K	10.1	5/28/2025
10.68§	Registration Rights Agreement by and between Registrant, and Annuity Investors Life Insurance Company, C.M. Life Insurance Company, Massachusetts Mutual Life Insurance Company, and MassMutual Ascend Life Insurance Company, dated as of May 21, 2025.	8-K	10.2	5/28/2025
10.69§	Form of Warrant, for warrants issued to VR Global Partners, L.P., dated as of June 30, 2025.	10-Q	10.18	12/15/2025
10.70§	Registration Rights Agreement by and between Registrant, and VR Global Partners, L.P. dated as of June 30, 2025.	10-Q	10.19	12/15/2025
10.71	Amendment No. 1 to Registration Rights Agreement by and between Registrant and VR Global Partners, L.P., dated as of June 30, 2025	10-K	10.71	03/31/2026
10.72§‡	Form of Warrant, for warrants issued to Great American Insurance Company, Great American Contemporary Insurance Company, and National Interstate Insurance Company (collectively “AFG”), dated as of April 7, 2025.	10-Q	10.20	12/15/2025
10.73§	Registration Rights Agreement by and between Registrant, and Great American Insurance Company, Great American Contemporary Insurance Company, and National Interstate Insurance Company (collectively “AFG”), dated as of April 7, 2025.	10-Q	10.21	12/15/2025
10.74§†	Form of Warrant, for warrants issued to Whitebox Multi-Strategy Partners, LP and Whitebox GT Fund, LP, dated as of July 11, 2025.	10-Q	10.2	1/14/2026
10.75§	Registration Rights Agreement by and between Registrant, Whitebox Multi-Strategy Partners, LP and Whitebox GT Fund, LP, dated as of July 11, 2025.	10-Q	10.3	1/14/2026
10.76§	Amended and Restated Credit Agreement among BRPI Acquisition Co LLC, Lingo Management, LLC, United Online, Inc., YMAX Corporation and Banc of California dated as of January 6, 2025.	10-Q	10.1	11/18/2025
10.77	First Amendment to Credit Agreement among BRPI Acquisition Co LLC, Lingo Management, LLC, United Online, Inc., YMAX Corporation and Banc of California, dated as of May 12, 2025.	10-Q	10.6	12/15/2025
10.78§	Second Amendment to Credit Agreement among BRPI Acquisition Co LLC, Lingo Management, LLC, United Online, Inc., YMAX Corporation and Banc of California, dated as of June 10, 2025.	10-Q	10.7	12/15/2025
10.79§	Revolving Credit, Term Loan and Security Agreement among Tiger US Holdings Inc., as the Initial Borrower; the other Borrowers that are party thereto; other loan parties that are party thereto; and PNC Bank, National Association, as Lender and Agent, dated as of October 18, 2022.	10-Q	10.9	12/15/2025
10.80§	Amendment No. 1 to Revolving Credit, Term Loan and Security Agreement by and among Tiger US Holdings Inc., as the Initial Borrower; the other Borrowers that are party thereto; other loan parties that are party thereto; and PNC Bank, National Association, as Lender and Agent, dated as of October 31, 2023.	10-Q	10.10	12/15/2025

		Incorporated by Reference
Exhibit No.	Description	Form	Exhibit	Filing Date
10.81§	Amendment No. 2 to Revolving Credit, Term Loan and Security Agreement by and among Tiger US Holdings Inc., as the Initial Borrower; the other Borrowers that are party thereto; other loan parties that are party thereto; and PNC Bank, National Association, as Lender and Agent, dated as of February 20, 2024.	10-Q	10.11	12/15/2025
10.82§	Amendment No. 3 to Revolving Credit, Term Loan and Security Agreement by and among Tiger US Holdings Inc., as the Initial Borrower; the other Borrowers that are party thereto; other loan parties that are party thereto; and PNC Bank, National Association, as Lender and Agent, dated as of June 27, 2024.	10-Q	10.12	12/15/2025
10.83§	Amendment No. 4 to Revolving Credit, Term Loan and Security Agreement by and among Tiger US Holdings Inc., as the Initial Borrower; the other Borrowers that are party thereto; other loan parties that are party thereto; and PNC Bank, National Association, as Lender and Agent, dated as of November 7, 2024.	10-Q	10.13	12/15/2025
10.84§	Amendment No. 5 to Revolving Credit, Term Loan and Security Agreement by and among Tiger US Holdings Inc., as the Initial Borrower; the other Borrowers that are party thereto; other loan parties that are party thereto; and PNC Bank, National Association, as Lender and Agent, dated as of May 9, 2025.	10-Q	10.14	12/15/2025
10.85§	Amendment No. 6 to Revolving Credit, Term Loan and Security Agreement by and among Tiger US Holdings Inc., as the Initial Borrower; the other Borrowers that are party thereto; other loan parties that are party thereto; and PNC Bank, National Association, as Lender and Agent, dated as of July 25, 2025.	10-Q	10.4	1/14/2026
10.86§	Amendment No. 7 to Revolving Credit, Term Loan and Security Agreement by and among Tiger US Holdings Inc., as the Initial Borrower; the other Borrowers that are party thereto; other loan parties that are party thereto; and PNC Bank, National Association, as Lender and Agent, dated as of August 15, 2025.	10-Q	10.5	1/14/2026
10.87	Keepwell Agreement by and among Registrant, B. Riley Principal Investments, LLC, Tiger US Holdings Inc., and PNC Bank, National Association, as Agent, dated February 20, 2024.	10-Q	10.15	12/15/2025
10.88	Amendment No. 1 to Keepwell Agreement by and among Registrant, B. Riley Principal Investments, LLC, Tiger US Holdings Inc., and PNC Bank, National Association, as Agent, dated November 7, 2024.	10-Q	10.16	12/15/2025
10.89	Amendment No. 2 to Keepwell Agreement by and among Registrant, B. Riley Principal Investments, LLC, Tiger US Holdings Inc., and PNC Bank, National Association, as Agent, dated May 9, 2025.	10-Q	10.17	12/15/2025
10.90	Amendment No. 3 to Keepwell Agreement by and among Registrant, B. Riley Principal Investments, LLC, Tiger US Holdings Inc., and PNC Bank, National Association, as Agent, dated July 25, 2025.	10-Q	10.6	1/14/2026

		Incorporated by Reference
Exhibit No.	Description	Form	Exhibit	Filing Date
10.91§	Revolving Credit, Receivables Purchase, Security and Guaranty Agreement by and among Targus International LLC, Targus US LLC, Hyper Products Inc., Targus (Canada) Ltd., Tiger US Holdings Inc., Targus US Newco Inc., Targus International Holdco (UK) Limited, Targus Group (UK) Limited, Targus Europe Limited, Targus Asia Pacific Limited, and FGI Worldwide LLC as lender and agent, dated as of August 20, 2025.	8-K	10.1	8/26/2025
21.1	Subsidiary List	10-K	21.1	03/31/2026
23.1*	Consent of BDO USA, P.C.
23.2*	Consent of Marcum LLP
23.2***	Consent of The NBD Group, Inc. (included in Exhibit 5.1)	S-1	23.2	2/10/2026
24.1***	Powers of Attorney	S-1	24.1	02/10/2026
101.INS*	Inline XBRL Instance Document
101.SCH*	Inline XBRL Taxonomy Extension Schema Document
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107***	Filing Fee Table.	S-1	107	02/10/2026

____________

*        Filed herewith.

**      Furnished herewith.

***    Previously Filed.

#        Management contract or compensatory plan or arrangement.

§        In accordance with Item 601(a)(5) of Regulation S-K, certain schedules and exhibits have not been filed. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

†        The Warrant Agreements between the Company and each of Annuity Investors Life Insurance Company, C.M. Life Insurance Company, Massachusetts Mutual Life Insurance Company and MassMutual Ascend Life Insurance Company are substantially identical in all material respects to the Form of Warrant incorporated herein by reference to Exhibit 10.1 of the Company’s Form 8-K, filed on May 28, 2025, except that the “Issuance Amounts” in such holders’ agreements are 2,636, 13,384, 278,788 and 77,460, respectively.

‡        The Warrant Agreements between the Company and each of Great American Insurance Company, Great American Contemporary Insurance Company, and National Interstate Insurance Company are substantially identical in all material respects to the Form of Warrant incorporated herein, except that the “Issuance Amounts” in such holders’ agreements are 36,496, 1,736, and 1,736, respectively.

Item 17. Undertakings

(a)     The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

(5)    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this post-effective amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on April 10, 2026.

BRC GROUP HOLDINGS, INC.
By:	/s/ Scott Yessner
Name:	Scott Yessner
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Bryant R. Riley	Co-Chief Executive Officer and Chairman of the Board	April 10, 2026
Bryant R. Riley	(Principal Executive Officer)
/s/ Scott Yessner	Executive Vice President and Chief Financial Officer	April 10, 2026
Scott Yessner	(Principal Financial Officer)
*	Chief Accounting Officer	April 10, 2026
Howard E. Weitzman	(Principal Accounting Officer)
*	Co-Chief Executive Officer and Director	April 10, 2026
Thomas J. Kelleher
*	Director	April 10, 2026
Robert L. Antin
*	Director	April 10, 2026
Robert D’ Agostino
*	Director	April 10, 2026
Tammy Brandt
*	Director	April 10, 2026
Renée E. LaBran
*	Director	April 10, 2026
Randall E. Paulson
*	Director	April 10, 2026
Mimi K. Walters
*By:	/s/ Scott Yessner
Scott Yessner
Attorney-in-Fact